Exhibit 99.1

Staffing 360 Solutions Agrees to Acquire Headway Workforce Solutions

Acquisition Would Expand Offerings Nationwide With

Enhanced Cutting-Edge Tools and Technologies

NEW YORK, April 19, 2022 – Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, announced today that it has signed an agreement to acquire Headway Workforce Solutions for up to approximately $14 million in a combination of stock and cash.

The acquisition is subject to the satisfaction of certain closing conditions. Upon closing, $9 million will be paid through issuance of shares of preferred stock that are convertible into approximately 3.5 million common shares, and up to $5 million cash through an earn-out.

With a 35-year history and a national reach of human capital workforce solutions, Headway reported unaudited revenues of $85 million in 2021.

Headway offers customized contract-based workforce solutions in all 50 states, providing full scope staffing. Headway’s leading blended business service model of high-touch technology-driven-processes encompasses two integral components:

●	Recruitment & Staffing (project-based streamlined recruiting process)
●	Superior Recruitment Results (through CORE: Center for Operational and Recruitment Excellence)

CORE is based on a foundation of proprietary and integrated processes and technologies to source the best candidates via its flexible and customizable strategy and execution. A proprietary database of three million candidates supports job search campaign management and is augmented with advanced e-recruiting technologies and integrated with a sophisticated applicant tracking system (ATS).

Headway is one of the largest US providers of survey research personnel with projects in the social sciences, healthcare and marketing sectors. Its unique survey research niche is a valuable tool and differentiator in the staffing industry, providing these services in every zip code of the US.

Brendan Flood, Chairman, CEO and President of STAF said, “Our industry is seeing a growing demand for labor, and the combined solutions of our two companies will bring a valuable dynamic to the business. The proven e-recruiting technologies Headway designed not only can improve customer reach and satisfaction, but also enhance operating margins.

“Our goal is to be a leading human capital provider to our industry. We believe that the future leaders in human capital will be the enterprises with scale that have taken full advantage of technology and processes.”

-Continued-

About Headway Workforce Solutions

Since 1974, Headway has been laser focused on building opportunities that help its clients overcome their business obstacles. Character, commitment, and passion are the cornerstones of its offering as it seeks to deliver state-of-the-art workforce solutions across the nation. Its vision is to partner with clients, candidates, employees, and stakeholders to leverage sophisticated technology without sacrificing the relationships that are the foundation of our industry.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions and as part of its targeted consolidation model, is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space. For more information, visit http://www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to retain our listing on the Nasdaq Capital Market; market and other conditions; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of customer capital projects or the inability of the Company’s customers to pay the Company’s fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for the Company’s business activities, including, but not limited to, the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to the Company’s businesses; the Company’s ability to access the capital markets by pursuing additional debt and equity financing to fund its business plan and expenses on terms acceptable to the Company or at all; and the Company’s ability to comply with its contractual covenants, including in respect of its debt agreements, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:

Terri MacInnis, VP of IR

Bibicoff + MacInnis, Inc.

(818) 379-8500 x 2

terri@bibimac.com